UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2024

SERES THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37465	27-4326290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Cambridgepark Drive Cambridge, MA	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	MCRB	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement.

On May 1, 2024, Seres Therapeutics, Inc. (the “Company”) received a Notice of Default and Reservation of Rights (the “Notice”) under the Credit Agreement and Guaranty, dated as of April 27, 2023 (as amended, the “Oaktree Credit Agreement”), among the Company, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and Oaktree Fund Administration, LLC, in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”) from the Agent.

The Notice specified that in the Agent’s view, one or more events of default have occurred under the Oaktree Credit Agreement due to (a) the Company’s non-payment of a milestone payment to BacThera AG (“Bacthera”) under the Company’s Long Term Manufacturing Agreement, dated as of November 8, 2021, with Bacthera (as amended, the “Bacthera Agreement”) which the Agent characterized as “Indebtedness” that would not be permitted under the Oaktree Credit Agreement and (b) the Company’s failure to deliver written notice to the Agent regarding such non-payment.

Under the Bacthera Agreement, approximately $28.0 million would be due to Bacthera upon their substantial completion of the Company’s dedicated production suite. However, the Company has identified certain incomplete elements of the project required to satisfy the “Substantial Completion” criteria as set forth in the Bacthera Agreement. The Company believes that it is probable that these elements can be completed in 2024 and discussions with Bacthera are continuing to align on the steps necessary to complete those steps and the related timing of any milestone payment.

The Company has responded by letter to the Notice, advising the Agent that no default or event of default under the Oaktree Credit Agreement has occurred or is continuing, because the payment under the Bacthera Agreement is not due, and, as a result, no notice of non-payment was required. Moreover, even if the payment were due, the Company does not believe such payment would constitute Indebtedness (as defined in the Oaktree Credit Agreement).

The Oaktree Credit Agreement establishes a term loan facility (the “Term Loan”) of up to $250.0 million with a maturity date of April 27, 2029 (the “Maturity Date”), of which $110.0 million is currently outstanding. Borrowings under the Term Loan bear interest at a rate per annum equal to the three-month term Secured Overnight Financing Rate (“SOFR”) (subject to a 2.50% floor and a 5.00% cap), plus an applicable margin of 7.875%, payable quarterly in arrears. If certain VOWST net sales targets are met, the applicable margin will be reduced from 7.875% to 7.50% through the Maturity Date. The Oaktree Credit Agreement contains certain events of default that entitle the Agent to cause the Company’s indebtedness under the Oaktree Credit Agreement to become immediately due and payable, and to exercise remedies against the Loan Parties and the collateral securing the Term Loan, including cash. In an event of default and for its duration, as defined in the Oaktree Credit Agreement, an additional default interest rate equal to 2.0% per annum may apply to all obligations owed under the Oaktree Credit Agreement.

Based on the above, the Company believes that it is not in default under the Oaktree Credit Agreement, and that the Agent does not have the right to accelerate the indebtedness or otherwise pursue remedies thereunder. If the Agent were to pursue any such actions, the Company intends to vigorously defend itself against them and to pursue any counterclaims available to it. Nevertheless, the Company is attempting to resolve this matter with the Agent consensually.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including statements about the completion of the production suite and milestone payments under the Bacthera Agreement, the Company’s beliefs and intentions regarding the Oaktree Credit Agreement and the resolution of the matters thereunder, and the timing of any of the foregoing. These forward-looking statements are based on management’s current beliefs, intentions and expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-

looking statements, including, but not limited to the factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 5, 2023, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report on Form 8-K. Any such forward-looking statements represent management’s beliefs, intentions and expectations as of the date of this Current Report on Form 8-K. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: May 7, 2024	By:	/s/ Thomas J. DesRosier
	Name:	Thomas J. DesRosier
	Title:	Executive Vice President and Chief Legal Officer